Exhibit 99.1

Staffing 360 Solutions Provides 2020 Overview

Previews Fiscal 2019 Revenue

NEW YORK, January 22, 2020 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today provided its 2020 outlook and previewed fiscal 2019 revenue results.

Brendan Flood, Chairman and CEO said, “For many reasons 2020 is already shaping up to be a highly productive year for us as outlined in our 2020 overview.

2020 Overview

•	On a macro level, there is growing optimism in the business media that the world economy will continue on a strong path in 2020.
o	We operate in both the US and the UK and those economies are strong.
o	Staffing Industry Analysts (SIA) recently said that the worst of the temp slowdown may be behind us.
o	Brexit should commence the end of this month, allowing for more certainty about the UK economic outlook.
•

From a corporate perspective, we are still experiencing very strong demand for candidates in each of our business streams (for contract and permanent talent) and we are making solid progress adding new clients.

o	Cross-sales within the US and within the UK continue to build on recent successes
▪	All four US & UK brands successfully collaborated on a new US-based project late in Q4. We see these new inter-country cross-sales opportunities growing as well.
o

Our fourth quarter engagement of R.W. Baird (a multinational independent investment bank and financial services company) is active as they assist us with strategic acquisitions – and the related refinancing of our balance sheet to accommodate any successful transactions.

▪	That work progresses simultaneously down two paths. First combined acquisition and refinance and second for standalone debt refinance.
•	UK Professional
o	Clement May – continuing to build upon January 2019 three-year extension with client British American Tobacco, with placements both inside and outside the US.
o	CBSbutler – permanent placements off to a healthy start, that pipeline is strong. Contract placements up in December. Seeing new demand in pharmaceutical and aviation markets.
o	JM Group – growing contract placements for Information Security.
•	US Professional
o

firstPRO – strong 2019 finish for contract placements with headcount still increasing; permanent placement also increasing. Actively targeting and producing higher level contract placements to increase margins; anticipate increased performance.

o	Lighthouse – strong permanent outlook. Seeing aggressive growth with pharma; on track to become approved vendor for east coast hospital. Anticipate cross-sales success with Commercial this year.

•	US Commercial
o	Monroe – large accounts performing well with high customer satisfaction rating; win rates have tripled; program for improved account retention; solid opportunities in pipeline.
▪	Net Promotor Score (NPS) measuring customer loyalty is 75+% (industry average is 35%)
o	Key Resources – three new potential clients look strong.
•	Fiscal 2019 Revenue Preview
o	2019 revenue is expected to be $278.5 million, an increase of 6.7%.
▪	Revenue is in line with previously stated full year revenue estimate of $275-285 million.

Flood said, “We are optimistic and our overall business outlook is strong - with 2020 giving all the appearances of a good one for us. As my final comment, I would like to point out that I consider our work with R.W. Baird on the refinancing of our debt very important and it remains one of the focal points of the corporate office.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive profitable annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no  assurance  that  its  expectations  will  be  attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact: Harvey Bibicoff,  CEO Bibicoff + MacInnis, Inc.

818.379.8500 harvey@bibimac.com